Exhibit 99.1

AspenBio Pharma Investors Pay $2,078,000 in Cash Upon Exercise of Warrants

CASTLE ROCK, CO., January 4, 2007 — AspenBio Pharma, Inc. (OTC Bulletin Board: APNB:OB) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, announced today $2,078,000 in cash was paid to the company upon the exercise of warrants.

Approximately $1.4 million of the proceeds came from AspenBio Pharma’s largest institutional shareholders: 1837 Partners LP, and three funds managed through William Harris Investors. These four warrant holders agreed to an early exercise of their warrants in exchange for a temporary reduction in the exercise price until December 31, 2006. The cash proceeds substantially enhance the balance sheet of AspenBio. Pricing was adjusted for the early exercise, based upon a modified valuation computation model and set at $1.15 per share; a discount of 14.8%. No commissions were paid on the proceeds.

In separate transactions, other holders of expiring warrants exercised 650,000 warrants for common stock of AspenBio Pharma at $1.00 per share, resulting in cash proceeds of $650,000, including $430,000 exercised by the company’s Chairman, Chief Financial Officer, and their affiliates. An additional 170,000 warrants were exercised on a cashless conversion basis, whereby the holders received a net of 98,634 shares of common stock in exchange for the surrender of their warrants, including a net of 45,834 common shares issued to an affiliate of the company’s Chairman. No commissions were paid on the proceeds.

As a result of all of these transactions a total of 2,061,065 warrants were exercised and eliminated from the capital structure.

Richard Donnelly, president and CEO of AspenBio Pharma commented, “This additional funding will enable us to continue the development and proceed with the commercialization of our key drugs and diagnostic tests, and may well help accelerate our to-market timeline.”

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and others that have large worldwide market potential. The company was formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. The company has created an early pregnancy “open cow” diagnostic for dairy cows that is currently in late-stage development. AspenBio Pharma is also working on a blood test to assist in the diagnosis of appendicitis in humans. For more information, please visit: www.aspenbiopharma.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the ability to successfully complete the development of new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, obtain additional funding as and if needed, adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, and realization of intangible assets. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
949-574-3860